                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                      METROMEDIA INTERNATIONAL GROUP, INC.
                      TO ACQUIRE PLD TELEKOM INC. IN MERGER

          Upon Completion of Merger, Revenues from Communications Group
                          Expected to More Than Double

NEW YORK, May 18, 1999 - Metromedia International Group, Inc. (AMEX:MMG), a global communications company, and PLD Telekom Inc. (NASDAQ: PLDI) announced today that the two companies have entered into an agreement and plan of merger in which MMG will acquire the stock of PLD Telekom. Pursuant to the agreement, PLD Telekom would merge with a newly formed subsidiary of Metromedia International Group, Inc. Both the Merger and the Merger Agreement have been unanimously approved by the Boards of Directors of Metromedia International Group, Inc. and PLD Telekom and each Board is recommending approval by their respective shareholders.

In connection with the Merger Agreement, News America Incorporated, a wholly owned subsidiary of News Corporation Limited, which owns approximately 38% of PLD Telekom's Common Stock, has entered into an agreement with Metromedia International Group, Inc. to vote its Common Stock in favor of the Merger Agreement and not to support any other transaction involving PLD Telekom. Upon completion of the merger, News America will own approximately 9% of MMG Common Stock.

Under the terms of the transaction, when the merger is consummated, PLD Telekom will become a wholly owned subsidiary of Metromedia International Group, Inc. The holders of PLD Telekom stock will receive shares of MMG Common Stock on the basis of an exchange ratio that values each share of PLD Telekom Common Stock at $3.50 provided that the average MMG price per share is between $5.25 and $6.25 at closing. If the average price of MMG Common Stock exceeds $6.25 each PLD Telekom share will be exchanged for .56 shares of MMG Common Stock, not to exceed $4.48 per share of MMG Common Stock. If the average price of MMG Common Stock is less than $5.25 per share, each share of PLD Telekom shall be exchangeable for .6667 shares of MMG Common Stock, subject to certain termination and "top-up" rights.

John W. Kluge, Chairman of Metromedia International Group, said, "This is an important day for Metromedia International Group in executing our strategy of building a global communications company. We are taking a giant step forward in merging with PLD Telekom. The combination of their telephony assets with our cable and telephony services will enable us to provide the communications links to deliver voice, data and video services in these emerging markets."

Stuart Subotnick, President and Chief Executive Officer, continued, "Metromedia International Group's vast experience operating in the former Soviet Union, Eastern

Europe and China convinces us that the demand for viable, modern communications infrastructure and services remains strong. Even in countries experiencing economic downturns, telecommunications services are essential and we have seen increased subscribers despite these challenging times.

"PLD Telekom has strong operating businesses that employ state of the art technology and they are known for providing high quality products and excellent customer service. There are tremendous synergies between our two companies and we look forward to joining forces and creating new opportunities to expand our Company," Mr. Subotnick concluded.

Commenting on the announcement, Rupert Murdoch, Chairman and Chief Executive Officer of News Corporation Limited, said, "News Corp. is pleased to be a part of the merger between two companies poised to capitalize on the growth of telecommunications and cable services in Eastern Europe, China and the republics of the former Soviet Union."

James Hatt, Chairman and Chief Executive Officer of PLD Telekom, said, "This merger is a tremendous opportunity for PLD Telekom's shareholders. The combination of Metromedia International Group and PLD Telekom will form a company with attractive assets, working capital and a talented management team with the vision to create a global telecommunications company for the next millennium."

In addition, holders of PLD Telekom Senior and Convertible Notes have agreed to an exchange for new Metromedia Notes, which includes a reduction in interest rate and interest payments accreting for 2 1/2 years. Further, the holders of PLD Telekom's Revolving Credit Notes have agreed to restructure these short-term debt obligations.


The consummation of the Merger Agreement is subject to a number of conditions, including shareholder approval of both companies, the receipt of various U.S., U.K. and Canadian governmental clearances and consents, the absence of any material adverse change in the respective businesses and operations of PLD Telekom or Metromedia International Group, other customary closing conditions and certain additional conditions, as defined in the Merger Agreement.

Additional details will be included in a Current Report on Form 8-K to be filed shortly with the SEC and also will accompany shareholder proxy materials. The Merger Agreement will be filed as an exhibit to the Form 8-K. The merger is expected to be consummated in the third quarter of 1999.

PLD Telekom Inc. is a major provider of high quality local, long distance and international telecommunications services in the former Soviet Union. Its five principal business units are PeterStar, which provides integrated local, long distance and international telecommunications in St. Petersburg through a fully digital fiber optic network; Teleport-TP, which provides international telecommunications services from Moscow and operates a pan-Russian satellite-based long distance network; Baltic Communications Limited (BCL), which provides dedicated international telecommunications services in St. Petersburg; ALTEL, which is the principal provider of cellular service in the Republic of Kazakhstan; and BELCEL, which provides the only national cellular service in Belarus.

Metromedia International Group, Inc. is a global communications and media company. Through its wholly owned subsidiary, Metromedia International Telecommunications, Inc., the Company owns and operates communications and media businesses in Eastern Europe, the republics of the former Soviet Union and other selected emerging markets. These businesses include cellular telecommunications, fixed telephony, international and long distance telephony, cable television, paging and radio broadcasting. Through its approximately 58% ownership of Metromedia China Corp., MITI operates ventures supporting public switched telephone networks and GSM systems in China.

This news release contains certain forward-looking statements that involve risks and uncertainties. Factors that could cause or contribute to such risks and uncertainties include, but are not limited to, general economic and business conditions, competition, changes in technology and methods of marketing, and various other factors beyond the control of Metromedia International Group, Inc. and PLD Telekom Inc. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., and PLD Telekom Inc., including their most recently filed Form 10-K and Form 10-Q.

Contact:   ELLEN STRAHS FADER, VICE PRESIDENT, INVESTOR RELATIONS
           METROMEDIA INTERNATIONAL GROUP, INC.
           (212) 606-4389

           MAXWELL ABBOTT, VICE PRESIDENT, INVESTOR RELATIONS
           PLD TELEKOM INC.
           (212) 527-3800


Editor's note: This release was issued jointly by Metromedia International Group and PLD Telekom Inc.